EXHIBIT 99.2.

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in millions, except share data)

	February 29, 2004	November 30, 2003
	(unaudited)
Assets
Cash and cash equivalents	$33,560	$29,692
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including securities at fair value of $16,423 at February 29, 2004 and $18,957 at November 30, 2003)	26,168	28,526
Financial instruments owned (approximately $98 billion at February 29, 2004 and $73 billion at November 30, 2003 were pledged to various parties):
U.S. government and agency securities	34,371	24,133
Other sovereign government obligations	23,151	21,592
Corporate and other debt	75,387	80,594
Corporate equities	29,572	29,984
Derivative contracts	52,161	44,652
Physical commodities	872	671
Securities purchased under agreements to resell	76,755	78,205
Securities received as collateral	32,286	27,278
Securities borrowed	179,288	153,813
Receivables:
Consumer loans (net of allowances of $1,004 at February 29, 2004 and $1,002 at November 30, 2003)	15,850	19,382
Customers, net	42,342	37,321
Brokers, dealers and clearing organizations	11,571	5,563
Fees, interest and other	6,161	4,349
Office facilities, at cost (less accumulated depreciation of $2,590 at February 29, 2004 and $2,506 at November 30, 2003)	2,436	2,433
Aircraft under operating leases (less accumulated depreciation of $1,044 at February 29, 2004 and $984 at November 30, 2003)	4,316	4,407
Goodwill	1,539	1,514
Other assets	9,112	8,734

Total assets	$656,898	$602,843

1

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—(Continued)

(dollars in millions, except share data)

	February 29, 2004	November 30, 2003
	(unaudited)
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$27,204	$28,386
Deposits	12,118	12,839
Financial instruments sold, not yet purchased:
U.S. government and agency securities	21,080	17,072
Other sovereign government obligations	20,741	17,505
Corporate and other debt	10,088	10,141
Corporate equities	30,691	25,615
Derivative contracts	43,857	36,242
Physical commodities	3,254	4,873
Securities sold under agreements to repurchase	156,329	147,618
Obligation to return securities received as collateral	32,286	27,278
Securities loaned	76,415	64,375
Payables:
Customers	101,068	96,794
Brokers, dealers and clearing organizations	2,838	5,706
Interest and dividends	2,831	2,138
Other liabilities and accrued expenses	11,041	12,918
Long-term borrowings	78,927	65,600

	630,768	575,100

Capital Units	66	66

Preferred securities subject to mandatory redemption	—	2,810

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value;
Shares authorized: 3,500,000,000 at February 29, 2004 and November 30, 2003; Shares issued: 1,211,699,552 at February 29, 2004 and November 30, 2003; Shares outstanding: 1,097,652,112 at February 29, 2004 and 1,084,696,446 at November 30, 2003	12	12
Paid-in capital	4,090	4,028
Retained earnings	28,990	28,038
Employee stock trust	2,946	3,008
Accumulated other comprehensive income (loss)	(99)	(156)

Subtotal	35,939	34,930
Note receivable related to ESOP	(3)	(4)
Common stock held in treasury, at cost, $0.01 par value; 114,047,440 shares at February 29, 2004 and 127,003,106 shares at November 30, 2003	(6,124)	(6,766)
Common stock issued to employee trust	(2,946)	(2,420)
Unearned stock-based compensation	(802)	(873)

Total shareholders’ equity	26,064	24,867

Total liabilities and shareholders’ equity	$656,898	$602,843

See Notes to Condensed Consolidated Financial Statements.

2

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except share and per share data)

	Three Months Ended
	February 29, 2004	February 28, 2003
	(unaudited)
		(As Restated, See Note 18)
Revenues:
Investment banking	$829	$589
Principal transactions:
Trading	2,347	1,556
Investments	29	(22)
Commissions	901	673
Fees:
Asset management, distribution and administration	1,072	896
Merchant and cardmember	337	364
Servicing	572	567
Interest and dividends	3,782	3,789
Other	121	85

Total revenues	9,990	8,497
Interest expense	3,487	2,686
Provision for consumer loan losses	262	336

Net revenues	6,241	5,475

Non-interest expenses:
Compensation and benefits	2,712	2,364
Occupancy and equipment	200	196
Brokerage, clearing and exchange fees	224	191
Information processing and communications	320	315
Marketing and business development	254	263
Professional services	318	225
Other	300	290

Total non-interest expenses	4,328	3,844

Income from continuing operations before losses from unconsolidated investees, income taxes and dividends on preferred securities subject to mandatory redemption	1,913	1,631
Losses from unconsolidated investees	93	34
Provision for income taxes	551	533
Dividends on preferred securities subject to mandatory redemption	45	22

Income from continuing operations	1,224	1,042

Discontinued operations:
(Gain)/loss from discontinued operations	(3)	20
Income tax provision/(benefit)	1	(8)

(Gain)/loss on discontinued operations	(2)	12

Net income	$1,226	$1,030

Basic earnings per common share:
Income from continuing operations	$1.14	$0.96
Loss from discontinued operations	—	(0.01)

Basic earnings per common share	$1.14	$0.95

Diluted earnings per common share:
Income from continuing operations	$1.11	$0.95
Loss from discontinued operations	—	(0.01)

Diluted earnings per common share	$1.11	$0.94

Average common shares outstanding:
Basic	1,078,718,046	1,079,052,442

Diluted	1,106,000,596	1,099,724,140

See Notes to Condensed Consolidated Financial Statements.

3

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in millions)

	Three Months Ended
	February 29, 2004	February 28, 2003
	(unaudited)
		(As Restated, See Note 18)
Net income	$1,226	$1,030
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	43	22
Net change in cash flow hedges	14	(41)

Comprehensive income	$1,283	$1,011

See Notes to Condensed Consolidated Financial Statements.

4

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Three Months Ended
	February 29, 2004	February 28, 2003
	(unaudited)
		(As Restated, See Note 18)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,226	$1,030
(Gain)/loss on discontinued operations	(2)	12

Income from continuing operations	1,224	1,042
Adjustments to reconcile net income to net cash used for operating activities:
Non-cash charges (credits) included in net income:
Aircraft-related charges	—	17
Compensation payable in common stock and options	65	(8)
Depreciation and amortization	167	165
Provision for consumer loan losses	262	336
Changes in assets and liabilities:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations	2,358	(2,296)
Financial instruments owned, net of financial instruments sold, not yet purchased	2,876	(8,799)
Securities borrowed, net of securities loaned	(13,435)	1,640
Receivables and other assets	(12,438)	(11,046)
Payables and other liabilities	244	3,065

Net cash used for operating activities	(18,677)	(15,884)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Office facilities and aircraft under operating leases	(61)	(207)
Net principal disbursed on consumer loans	73	(4,391)
Sales of consumer loans	3,196	5,919

Net cash provided by investing activities	3,208	1,321

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments for) proceeds from:
Short-term borrowings	(1,182)	(5,248)
Securities sold under agreements to repurchase, net of securities purchased under agreements to resell and certain derivatives financing activities	12,533	14,971
Deposits	(721)	370
Net proceeds from:
Issuance of common stock	107	97
Issuance of long-term borrowings	13,519	8,296
Issuance of Preferred securities subject to mandatory redemption	—	800
Payments for:
Repayments of long-term borrowings	(4,646)	(4,207)
Repurchases of common stock	—	(170)
Cash dividends	(273)	(249)

Net cash provided by financing activities	19,337	14,660

Net increase in cash and cash equivalents	3,868	97
Cash and cash equivalents, at beginning of period	29,692	29,212

Cash and cash equivalents, at end of period	$33,560	$29,309

See Notes to Condensed Consolidated Financial Statements.

5

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Introduction and Basis of Presentation.

The Company. Morgan Stanley (the “Company”) is a global financial services firm that maintains leading market positions in each of its business segments—Institutional Securities, Individual Investor Group, Investment Management and Credit Services. The Company’s Institutional Securities business includes securities underwriting and distribution; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; principal investing and aircraft financing activities. The Company’s Individual Investor Group business provides comprehensive financial planning and investment advisory services designed to accommodate individual investment goals and risk profiles. The Company’s Investment Management business provides global asset management products and services for individual and institutional investors through three principal distribution channels: a proprietary channel consisting of the Company’s financial advisors and investment representatives; a non-proprietary channel consisting of third-party broker-dealers, banks, financial planners and other intermediaries; and the Company’s institutional channel. The Company’s private equity activities also are included within the Investment Management business segment. The Company’s Credit Services business offers Discover®-branded cards and other consumer finance products and services and includes the operation of Discover Business Services, a network of merchant and cash access locations primarily in the U.S. Morgan Stanley-branded credit cards and personal loan products that are offered in the U.K. are also included in the Credit Services segment. The Company provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

Basis of Financial Information. The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions regarding the valuations of certain financial instruments, consumer loan loss levels, the outcome of litigation, and other matters that affect the condensed consolidated financial statements and related disclosures. The Company believes that the estimates utilized in the preparation of the condensed consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

The condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and other entities in which the Company has a controlling financial interest. The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), or FIN 46 as revised in December 2003, the Company also consolidates any variable interest entities for which it is the primary beneficiary (see Note 12). For investments in companies in which the Company has significant influence over operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), the Company applies the equity method of accounting. In those cases where the Company’s investment is less than 20% and significant influence does not exist, such investments are carried at cost.

The Company’s U.S. and international subsidiaries include Morgan Stanley & Co. Incorporated (“MS&Co.”), Morgan Stanley & Co. International Limited (“MSIL”), Morgan Stanley Japan Limited (“MSJL”), Morgan Stanley DW Inc. (“MSDWI”), Morgan Stanley Investment Advisors Inc. and NOVUS Credit Services Inc.

Certain reclassifications have been made to prior-year amounts to conform to the current year’s presentation. All material intercompany balances and transactions have been eliminated.

The condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended November 30, 2003 (the “Form 10-K/A”). The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for the fair statement of the results for the interim period. The results of operations for interim periods are not necessarily indicative of results for the entire year.

Discontinued Operations. Revenues and expenses associated with certain aircraft designated as “held for sale” have been classified as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” See Note 19 for additional discussion of discontinued operations.

Financial Instruments Used for Trading and Investment. Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the condensed consolidated statements of financial condition, and gains and losses are reflected in principal trading revenues in the condensed consolidated statements of income. Loans and lending commitments associated with the Company’s lending activities also are recorded at fair value. Fair value is the amount at which financial instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

6

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The price transparency of the particular product will determine the degree of judgment involved in determining the fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have reduced to no price transparency.

A substantial percentage of the fair value of the Company’s financial instruments owned and financial instruments sold, not yet purchased is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, observable market prices or market parameters are not available for all products, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

The fair value of over-the-counter (“OTC”) derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value is based on the transaction price. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty.

Interest and dividend revenue and interest expense arising from financial instruments used in trading activities are reflected in the condensed consolidated statements of income as interest and dividend revenue or interest expense. Purchases and sales of financial instruments as well as commission revenues and related expenses are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company’s dealings in OTC financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying condensed consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

Equity securities purchased in connection with private equity and other principal investment activities initially are carried in the condensed consolidated financial statements at their original costs, which approximate fair value. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by observable market prices or transactions that directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the fair value is less than the carrying value. The Company’s partnership interests, including general partnership and limited partnership interests in real estate funds, are included within Other assets in the Company’s condensed consolidated statements of financial condition and are recorded at fair value based upon changes in the fair value of the underlying partnership’s net assets.

Financial Instruments Used for Asset and Liability Management. The Company enters into various derivative financial instruments for non-trading purposes. These instruments are included within Financial instruments owned—derivative contracts or Financial instruments sold, not yet purchased—derivative contracts within the condensed consolidated statements of financial condition and include interest rate swaps, foreign currency swaps, equity swaps and foreign exchange forwards. The Company uses interest rate and currency swaps and equity derivatives to manage interest rate, currency and equity price risk arising from certain liabilities. The Company also utilizes interest rate swaps to match the repricing characteristics of consumer loans with those of the borrowings that fund these loans. Certain of these derivative financial instruments are designated and qualify as fair value hedges and cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

The Company’s designated fair value hedges consist primarily of hedges of fixed rate borrowings, including fixed rate borrowings that fund consumer loans. The Company’s designated cash flow hedges consist primarily of hedges of floating rate borrowings in connection with its aircraft financing business. In general, interest rate exposure in this business arises to the extent that the interest obligations associated with debt used to finance the Company’s aircraft portfolio do not correlate with the aircraft rental payments received by the Company. The Company’s objective is to manage the exposure created by its floating interest

7

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rate obligations given that future lease rates on new leases may not be repriced at levels that fully reflect changes in market interest rates. The Company utilizes interest rate swaps to minimize the risk created by its longer-term floating rate interest obligations and measures that risk by reference to the duration of those obligations and the expected sensitivity of future lease rates to future market interest rates.

For qualifying fair value hedges, the changes in the fair value of the derivative and the gain or loss on the hedged asset or liability relating to the risk being hedged are recorded currently in earnings. These amounts are recorded in interest expense and provide offset of one another. For qualifying cash flow hedges, the changes in the fair value of the derivative are recorded in Accumulated other comprehensive income (loss) in shareholders’ equity, net of tax effects, and amounts in Accumulated other comprehensive income (loss) are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Ineffectiveness relating to fair value and cash flow hedges, if any, is recorded within interest expense. The impact of hedge ineffectiveness on the Company’s condensed consolidated statements of income was not material for all periods presented.

The Company also utilizes foreign exchange forward contracts to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within Accumulated other comprehensive income (loss) in shareholders’ equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in Financial instruments owned or Financial instruments sold, not yet purchased. The interest elements (forward points) on these foreign exchange forward contracts are recorded in earnings.

Securitization Activities. The Company engages in securitization activities related to commercial and residential mortgage loans, corporate bonds and loans, U.S. agency collateralized mortgage obligations, municipal bonds, credit card loans and other types of financial assets (see Notes 3 and 4). The Company may retain interests in the securitized financial assets as one or more tranches of the securitization, undivided seller’s interests, accrued interest and fees (“accrued interest receivable”) on securitized credit card receivables, cash collateral accounts, servicing rights, and rights to any excess cash flows remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses. The exposure to credit losses from securitized loans is limited to the Company’s retained contingent risk, which represents the Company’s retained interest in securitized loans, including any credit enhancement provided. The gain or loss on the sale of financial assets depends in part on the previous carrying amount of the assets involved in the transfer, and each subsequent transfer in revolving structures, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale. To obtain fair values, observable market prices are used if available. However, observable market prices are generally not available for retained interests, so the Company estimates fair value based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, payment rates, forward yield curves and discount rates commensurate with the risks involved. The present value of future net servicing revenues that the Company estimates it will receive over the term of the securitized loans is recognized in income as the loans are securitized. A corresponding asset also is recorded and then amortized as a charge to income over the term of the securitized loans, with actual net servicing revenues continuing to be recognized in income as they are earned.

Condensed Consolidated Statements of Cash Flows. For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

In accordance with SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” the Company modified its classification within the condensed consolidated statement of cash flows of the activity associated with certain derivative financial instruments. The activity related to derivative financial instruments entered into or modified after June 30, 2003 and that have been determined to contain a financing element at inception where the Company is deemed the borrower is now included within “Cash flows from financing activities.” Prior to July 1, 2003, the activity associated with such derivative financial instruments is included within “Cash flows from operating activities.”

2. Goodwill.

During the first quarter of fiscal 2004, the Company completed the annual goodwill impairment test, which did not indicate any goodwill impairment and therefore did not have an effect on the Company’s condensed consolidated financial condition or results of operations.

Changes in the carrying amount of the Company’s goodwill for the three months ended February 29, 2004 were as follows:

	Institutional Securities	Individual Investor Group	Investment Management	Total
	(dollars in millions)
Balance as of November 30, 2003	$8	$539	$967	$1,514
Translation adjustments	—	25	—	25

Balance as of February 29, 2004	$8	$564	$967	$1,539

8

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Securities Financing and Securitization Transactions.

Securities purchased under agreements to resell (“reverse repurchase agreements”) and Securities sold under agreements to repurchase (“repurchase agreements”), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. The Company’s policy is to take possession of securities purchased under agreements to resell. Securities borrowed and Securities loaned also are treated as financing transactions and are carried at the amounts of cash collateral advanced and received in connection with the transactions.

The Company pledges its financial instruments owned to collateralize repurchase agreements and other securities financings. Pledged securities that can be sold or repledged by the secured party are identified as Financial instruments owned (pledged to various parties) on the condensed consolidated statements of financial condition. The carrying value and classification of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge the collateral were as follows:

	At February 29, 2004	At November 30, 2003
	(dollars in millions)
Financial instruments owned:
U.S. government and agency securities	$7,679	$5,717
Other sovereign government obligations	146	164
Corporate and other debt	14,979	12,089
Corporate equities	4,718	3,477

Total	$27,522	$21,447

The Company enters into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions to, among other things, finance the Company’s inventory positions, acquire securities to cover short positions and settle other securities obligations and to accommodate customers’ needs. The Company also engages in securities financing transactions for customers through margin lending. Under these agreements and transactions, the Company either receives or provides collateral, including U.S. government and agency securities, other sovereign government obligations, corporate and other debt, and corporate equities. The Company receives collateral in the form of securities in connection with reverse repurchase agreements, securities borrowed transactions and customer margin loans. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, to enter into securities lending transactions or for delivery to counterparties to cover short positions. At February 29, 2004 and November 30, 2003, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $575 billion and $511 billion, respectively, and the fair value of the portion that has been sold or repledged was $511 billion and $462 billion, respectively.

The Company manages credit exposure arising from reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions by, in appropriate circumstances, entering into master netting agreements and collateral arrangements with counterparties that provide the Company, in the event of a customer default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The Company also monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral to ensure such transactions are adequately collateralized. Where deemed appropriate, the Company’s agreements with third parties specify its rights to request additional collateral. Customer receivables generated from margin lending activity are collateralized by customer-owned securities held by the Company. For these transactions, adherence to the Company’s collateral policies significantly limits the Company’s credit exposure in the event of customer default. The Company may request additional margin collateral from customers, if appropriate, and if necessary may sell securities that have not been paid for or purchase securities sold but not delivered from customers.

9

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with its Institutional Securities business, the Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. These assets are carried at fair value, and any changes in fair value are recognized in the condensed consolidated statements of income. The Company may act as underwriter of the beneficial interests issued by securitization vehicles. Underwriting net revenues are recognized in connection with these transactions. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the condensed consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the condensed consolidated statements of income. Retained interests in securitized financial assets associated with the Company’s Institutional Securities business were approximately $2.0 billion at February 29, 2004, the majority of which were related to U.S. agency collateralized mortgage obligation and residential mortgage loan securitization transactions. Net gains at the time of securitization in the quarter ended February 29, 2004 were not material. The assumptions that the Company used to determine the fair value of its retained interests at the time of securitization related to those transactions that occurred during the quarter ended February 29, 2004 were not materially different from the assumptions included in the table below. Additionally, as indicated in the table below, the Company’s exposure to credit losses related to these retained interests was not material to the Company’s results of operations.

The following table presents information on the Company’s U.S. agency collateralized mortgage obligation and residential mortgage loan securitization transactions. Key economic assumptions and the sensitivity of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions at February 29, 2004 were as follows (dollars in millions):

	U.S. Agency Collateralized Mortgage Obligations		Residential Mortgage Loans
Retained interests (carrying amount/fair value)	$1,122		$629
Weighted average life (in months)	58		28
Credit losses (rate per annum)	—		0.20-15.14%
Impact on fair value of 10% adverse change	—		$(39)
Impact on fair value of 20% adverse change	—		$(73)
Weighted average discount rate (rate per annum)	6.56%		18.38%
Impact on fair value of 10% adverse change	$(24)		$(13)
Impact on fair value of 20% adverse change	$(48)		$(26)
Prepayment speed assumption	173-634	PSA	300-1278	PSA
Impact on fair value of 10% adverse change	$(16)		$(26)
Impact on fair value of 20% adverse change	$(30)		$(32)

The table above does not include the offsetting benefit of any financial instruments that the Company may utilize to hedge risks inherent in its retained interests. In addition, the sensitivity analysis is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

In connection with its Institutional Securities business, during the quarters ended February 29, 2004 and February 28, 2003, the Company received $12 billion and $16 billion, respectively, of proceeds from new securitization transactions and cash flows from retained interests in securitization transactions of $852 million and $959 million, respectively.

4. Consumer Loans.

Consumer loans were as follows:

	At February 29, 2004	At November 30, 2003
	(dollars in millions)
General purpose credit card, mortgage and consumer installment	$16,854	$20,384
Less:
Allowance for consumer loan losses	1,004	1,002

Consumer loans, net	$15,850	$19,382

10

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity in the allowance for consumer loan losses was as follows:

	Three Months Ended
	February 29, 2004	February 28, 2003
	(dollars in millions)
Balance at beginning of period	$1,002	$928
Additions:
Provision for consumer loan losses	262	336
Deductions:
Charge-offs	291	336
Recoveries	(31)	(22)

Net charge-offs	260	314

Balance at end of period	$1,004	$950

Interest accrued on general purpose credit card loans subsequently charged off, recorded as a reduction of interest revenue, was $59 million in the quarter ended February 29, 2004 and $67 million in the quarter ended February 28, 2003. Cardmember fees accrued on general purpose credit card loans subsequently charged off, recorded as a reduction to merchant and cardmember fee revenue, was $40 million in the quarter ended February 29, 2004 and $45 million in the quarter ended February 28, 2003.

At February 29, 2004, the Company had commitments to extend credit for consumer loans of approximately $262 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

The Company received net proceeds from consumer loan sales of $3,196 million in the quarter ended February 29, 2004 and $5,919 million in the quarter ended February 28, 2003.

Credit Card Securitization Activities. The Company’s retained interests in credit card asset securitizations include undivided seller’s interests, accrued interest receivable on securitized credit card receivables, cash collateral accounts, servicing rights and rights to any excess cash flows (“Residual Interests”) remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses. The undivided seller’s interests less an applicable allowance for loan losses is recorded in Consumer loans. The Company’s undivided seller’s interests rank pari passu with investors’ interests in the securitization trusts, and the remaining retained interests are subordinate to investors’ interests. Accrued interest receivable and cash collateral accounts are recorded in Other assets at amounts that approximate fair value. The Company receives annual servicing fees of 2% of the investor principal balance outstanding. The Company does not recognize servicing assets or servicing liabilities for servicing rights since the servicing contracts provide only adequate compensation (as defined in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”) to the Company for performing the servicing. Residual Interests are recorded in Other assets and classified as trading and reflected at fair value with changes in fair value recorded currently in earnings. At February 29, 2004, the Company had $9.0 billion of retained interests, including $5.8 billion of undivided seller’s interests, in credit card asset securitizations. The retained interests are subject to credit, payment and interest rate risks on the transferred credit card assets. The investors and the securitization trusts have no recourse to the Company’s other assets for failure of cardmembers to pay when due.

During the quarter ended February 29, 2004, the Company completed credit card asset securitizations of $1.9 billion and recognized net securitization gains of $19 million as servicing fees in the Company’s condensed consolidated statements of income. The uncollected balances of securitized general purpose credit card loans were $31.5 billion at February 29, 2004 and $29.4 billion at November 30, 2003.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Key economic assumptions used in measuring the Residual Interests at the date of securitization resulting from credit card asset securitizations completed during the quarter ended February 29, 2004 were as follows:

Weighted average life (in months)	6.1
Payment rate (rate per month)	18.00%
Credit losses (rate per annum)	6.90%
Discount rate (rate per annum)	14.00%

Key economic assumptions and the sensitivity of the current fair value of the Residual Interests to immediate 10% and 20% adverse changes in those assumptions were as follows (dollars in millions):

At February 29, 2004
Residual Interests (carrying amount/fair value)	$276
Weighted average life (in months)	5.6
Weighted average payment rate (rate per month)	17.99%
Impact on fair value of 10% adverse change	$(19)
Impact on fair value of 20% adverse change	$(35)
Weighted average credit losses (rate per annum)	6.88%
Impact on fair value of 10% adverse change	$(81)
Impact on fair value of 20% adverse change	$(160)
Weighted average discount rate (rate per annum)	12.00%
Impact on fair value of 10% adverse change	$(2)
Impact on fair value of 20% adverse change	$(5)

The sensitivity analysis in the table above is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the Residual Interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower payments and increased credit losses), which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

The table below summarizes certain cash flows received from the securitization master trusts (dollars in billions):

Three Months Ended February 29, 2004
Proceeds from new credit card asset securitizations	$1.9
Proceeds from collections reinvested in previous credit card asset securitizations	$16.4
Contractual servicing fees received	$0.2
Cash flows received from retained interests	$0.4

The table below presents quantitative information about delinquencies, net principal credit losses and components of managed general purpose credit card loans, including securitized loans (dollars in billions):

	At February 29, 2004		Three Months Ended February 29, 2004
	Loans Outstanding	Loans Delinquent	Average Loans	Net Principal Credit Losses
Managed general purpose credit card loans	$47.3	$2.7	$48.7	$0.8
Less: Securitized general purpose credit card loans	31.5

Owned general purpose credit card loans	$15.8

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Long-Term Borrowings.

Long-term borrowings at February 29, 2004 scheduled to mature within one year aggregated $8,698 million.

During the quarter ended February 29, 2004, the Company issued senior notes aggregating $13,575 million, including non-U.S. dollar currency notes aggregating $1,715 million. The Company has entered into certain transactions to obtain floating interest rates based primarily on short-term LIBOR trading levels. Maturities in the aggregate of these notes by fiscal year are as follows: 2004, $12 million; 2005, $127 million; 2006, $26 million; 2007, $2,935 million; 2008, $336 million; and thereafter, $10,139 million. In the quarter ended February 29, 2004, $4,646 million of senior notes were repaid.

The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 6 years at February 29, 2004.

6. Capital Units, Capital Securities and Junior Subordinated Deferrable Interest Debentures.

The Company has Capital Units outstanding that were issued by the Company and Morgan Stanley Finance plc (“MSF”), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MSF guaranteed by the Company and maturing in 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company, requiring the holder to purchase one Depositary Share representing shares of the Company’s Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $66 million at both February 29, 2004 and November 30, 2003.

Prior to February 29, 2004, Preferred Securities Subject to Mandatory Redemption (also referred to as “Capital Securities” herein) represented preferred minority interests in certain of the Company’s subsidiaries. Accordingly, dividends paid on Preferred Securities Subject to Mandatory Redemption were presented as a deduction to after-tax income (similar to minority interests in the income of subsidiaries) in the Company’s condensed consolidated statements of income.

In December 2003, the FASB issued certain revisions to FIN 46 to clarify and expand on the accounting guidance for variable interest entities. In accordance with this revised guidance, the Company has deconsolidated all of its statutory trusts that had issued Capital Securities as of February 29, 2004. As a result, the junior subordinated deferrable interest debentures issued by the Company to the statutory trusts are included within Long-term borrowings, and the common securities issued by the statutory trusts and owned by the Company are recorded in Other assets. In addition, the Capital Securities issued by the statutory trusts will no longer be included in the Company’s condensed consolidated statement of financial condition. In future periods, dividends on the junior subordinated deferrable interest debentures will be recorded within interest expense. The impact of the deconsolidation of the statutory trusts did not have a material effect on the Company’s condensed consolidated financial position or results of operations. See Note 12 to the consolidated financial statements for the fiscal year ended November 30, 2003 included in the Form 10-K/A.

7. Common Stock and Shareholders’ Equity.

Regulatory Requirements. MS&Co. and MSDWI are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the SEC, the NYSE and the Commodity Futures Trading Commission. MS&Co. and MSDWI have consistently operated in excess of these requirements. MS&Co.’s net capital totaled $3,545 million at February 29, 2004, which exceeded the amount required by $2,731 million. MSDWI’s net capital totaled $1,197 million at February 29, 2004, which exceeded the amount required by $1,085 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Financial Services Agency. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

Under regulatory capital requirements adopted by the FDIC and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At February 29, 2004, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Treasury Shares. During the quarter ended February 29, 2004, the Company did not purchase any of its common stock. During the quarter ended February 28, 2003, the Company purchased $170 million of its common stock through open market purchases at an average cost of $38.80 per share.

8. Earnings per Share.

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. The following table presents the calculation of basic and diluted EPS (in millions, except for per share data):

	Three Months Ended
	February 29, 2004	February 28, 2003
Basic EPS:
Income from continuing operations	$1,224	$1,042
(Gain)/loss on discontinued operations	(2)	12

Net income applicable to common shareholders	$1,226	$1,030

Weighted average common shares outstanding	1,079	1,079

Basic earnings per common share:
Income from continuing operations	$1.14	$0.96
Loss on discontinued operations	—	(0.01)

Basic EPS	$1.14	$0.95

Diluted EPS:
Income from continuing operations	$1,224	$1,042
(Gain)/loss on discontinued operations	(2)	12

Net income applicable to common shareholders	$1,226	$1,030

Weighted average common shares outstanding	1,079	1,079
Effect of dilutive securities:
Stock options	27	20
Convertible debt	—	1

Weighted average common shares outstanding and common stock equivalents	1,106	1,100

Diluted earnings per common share:
Income from continuing operations	$1.11	$0.95
Loss on discontinued operations	—	(0.01)

Diluted EPS	$1.11	$0.94

At February 29, 2004 and February 28, 2003, there were approximately 35 million and 88 million stock options outstanding, respectively, that were considered antidilutive and therefore were excluded from the computation of diluted EPS.

9. Commitments and Contingencies.

Letters of Credit. At February 29, 2004 and November 30, 2003, the Company had approximately $8.6 billion and $7.7 billion, respectively, of letters of credit outstanding to satisfy various collateral requirements.

Securities Activities. In connection with certain of its business activities, the Company provides to corporate clients, on a selective basis, through subsidiaries (including Morgan Stanley Bank), loans or lending commitments, including bridge financing. The borrowers may be rated investment grade or non-investment grade. These loans and commitments have varying terms, may be senior or subordinated, are generally contingent upon representations, warranties and contractual conditions applicable to the borrower, and may be syndicated or traded by the Company. At February 29, 2004 and November 30, 2003, the aggregate value of investment grade loans and positions was $0.5 billion and $1.0 billion, respectively, and the aggregate value of non-investment grade loans and positions was $1.1 billion and $0.7 billion, respectively. At February 29, 2004 and November 30, 2003, the Company’s aggregate investment grade lending commitments were $13.7 billion and $14.2 billion, respectively, and its aggregate non-investment grade lending commitments were $2.8 billion and $1.9 billion, respectively. In connection with these business activities (which include the loans and positions and lending commitments), the Company had hedges (primarily credit default swaps) with a notional amount of $5.7 billion at February 29, 2004 and $5.5 billion at November 30, 2003.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company’s ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the condensed consolidated statements of financial condition.

The Company has commitments to fund other less liquid investments, including at February 29, 2004, $440 million in connection with its private equity and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients that may subject the Company to increased credit and liquidity risks.

At February 29, 2004, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $45 billion and $36 billion, respectively.

Legal. In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The Company also is involved, from time to time, in investigations and proceedings by governmental and self-regulatory agencies, certain of which may result in adverse judgments, fines or penalties. The number of these investigations and proceedings has increased in recent years with regard to many firms, including the Company. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress.

In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot predict with certainty the eventual loss or range of loss related to such matters. The Company is contesting liability and/or the amount of damages in each pending matter and believes, based on current knowledge and after consultation with counsel, that the outcome of each matter will not have a material adverse effect on the condensed consolidated financial condition of the Company, although the outcome could be material to the Company’s operating results for a particular future period, depending on, among other things, the level of the Company’s income for such period.

10. Derivative Contracts.

In the normal course of business, the Company enters into a variety of derivative contracts related to financial instruments and commodities. The Company uses these instruments for trading and investment purposes, as well as for asset and liability management (see Note 1). These instruments generally represent future commitments to swap interest payment streams, exchange currencies or purchase or sell other financial instruments on specific terms at specified future dates. Many of these products have maturities that do not extend beyond one year, although swaps and options and warrants on equities typically have longer maturities. For further discussion of these matters, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Fair Value” and Note 11 to the consolidated financial statements for the fiscal year ended November 30, 2003, included in the Form 10-K/A.

The fair value (carrying amount) of derivative instruments represents the amount at which the derivative could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, and is further described in Note 1. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts ultimately may result in cash settlements exceeding fair value amounts recognized in the condensed consolidated statements of financial condition. The amounts in the following table represent unrealized gains and losses on exchange traded and OTC options and other contracts (including interest rate, foreign exchange, and other forward contracts and swaps) for derivatives used by the Company for trading and investment and for asset and liability management, net of offsetting positions in situations where netting is appropriate. The asset amounts are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses (see “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk” in Part I, Item 3).

Credit risk with respect to derivative instruments arises from the failure of a counterparty to perform according to the terms of the contract. The Company’s exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes the ultimate settlement of the transactions outstanding at February 29, 2004 will not have a material effect on the Company’s financial condition.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s derivatives (both listed and OTC) at February 29, 2004 and November 30, 2003 are summarized in the table below, showing the fair value of the related assets and liabilities by product:

	At February 29, 2004		At November 30, 2003
	Assets	Liabilities	Assets	Liabilities
	(dollars in millions)
Interest rate and currency swaps and options, credit derivatives and other fixed income securities contracts	$32,001	$22,916	$27,280	$18,950
Foreign exchange forward contracts and options	6,143	5,959	5,964	5,561
Equity securities contracts (including equity swaps, warrants and options).	5,411	7,762	4,503	5,781
Commodity forwards, options and swaps	8,606	7,220	6,905	5,950

Total	$52,161	$43,857	$44,652	$36,242

A substantial portion of the Company’s securities and commodities transactions are collateralized and are executed with and on behalf of commercial banks and other institutional investors, including other brokers and dealers.

See also “Risk Management” in the Form 10-K/A for discussions of the Company’s risk management policies and procedures for its securities businesses.

11. Segment Information.

The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company’s management organization. The Company provides a wide range of financial products and services to its customers in each of its business segments: Institutional Securities, Individual Investor Group, Investment Management and Credit Services. Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.

The Company’s Institutional Securities business includes securities underwriting and distribution; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; principal investing and aircraft financing activities. The Company’s Individual Investor Group business provides comprehensive financial planning and investment advisory services designed to accommodate individual investment goals and risk profiles. The Company’s Investment Management business provides global asset management products and services for individual and institutional investors through three principal distribution channels: a proprietary channel consisting of the Company’s financial advisors and investment representatives; a non-proprietary channel consisting of third-party broker-dealers, banks, financial planners and other intermediaries; and the Company’s institutional channel. The Company’s private equity activities also are included within the Investment Management business segment. The Company’s Credit Services business offers Discover-branded cards and other consumer finance products and services and includes the operation of Discover Business Services, a network of merchant and cash access locations primarily in the U.S. Morgan Stanley-branded credit cards and personal loan products that are offered in the U.K. are also included in the Credit Services segment. The Company provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company’s allocation methodologies, generally based on each segment’s respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an “Intersegment Eliminations” category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations represents, among other things, the effect of timing differences associated with the revenue and expense recognition of commissions paid by Investment Management to Individual Investor Group associated with sales of certain products and the related compensation costs paid to Individual Investor Group’s financial advisors.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Selected financial information for the Company’s segments is presented below:

Three Months Ended February 29, 2004	Institutional Securities	Individual Investor Group	Investment Management	Credit Services	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$3,575	$1,151	$642	$652	$(74)	$5,946
Net interest	(71)	60	—	306	—	295

Net revenues	$3,504	$1,211	$642	$958	$(74)	$6,241

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$1,183	$166	$170	$365	$29	$1,913
Losses from unconsolidated investees	93	—	—	—	—	93
Dividends on preferred securities subject to mandatory redemption	45	—	—	—	—	45

Income before taxes and discontinued operations(1)	$1,045	$166	$170	$365	$29	$1,775

Three Months Ended February 28, 2003(2)	Institutional Securities	Individual Investor Group	Investment Management	Credit Services	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$2,392	$934	$524	$591	$(69)	$4,372
Net interest	744	51	1	307	—	1,103

Net revenues	$3,136	$985	$525	$898	$(69)	$5,475

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$1,112	$83	$110	$293	$33	$1,631
Losses from unconsolidated investees	34	—	—	—	—	34
Dividends on preferred securities subject to mandatory redemption	22	—	—	—	—	22

Income before taxes and discontinued operations(1)	$1,056	$83	$110	$293	$33	$1,575

Total Assets	Institutional Securities	Individual Investor Group	Investment Management	Credit Services	Intersegment Eliminations	Total
	(dollars in millions)
At February 29, 2004	$613,495	$18,063	$3,852	$21,747	$(259)	$656,898

At November 30, 2003(2)	$557,546	$16,644	$3,754	$25,185	$(286)	$602,843

(1)	See Note 19 for a discussion of discontinued operations.
(2)	Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.

12. Variable Interest Entities.

In January 2003, the FASB issued FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (“VIE”) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. Under FIN 46, the primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires new disclosures about VIEs.

The Company is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including debt securities, interest-only strip investments and derivative instruments, that may be considered

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

variable interests. Transactions associated with these entities include asset- and mortgage-backed securitizations and structured financings (including collateralized debt, bond or loan obligations and credit-linked notes). The Company engages in these transactions principally to facilitate client needs and as a means of selling financial assets. The Company consolidates entities in which it has a controlling financial interest in accordance with accounting principles generally accepted in the U.S. For those entities deemed to be qualifying special purpose entities (as defined in SFAS No. 140), which includes the credit card asset securitization master trusts (see Note 4), the Company does not consolidate the entity.

On February 1, 2003, the Company adopted FIN 46 for VIEs created after January 31, 2003 and for VIEs in which the Company obtains an interest after January 31, 2003. In October 2003, the FASB deferred the effective date of FIN 46 for arrangements with VIEs existing prior to February 1, 2003 to fiscal periods ending after December 15, 2003. In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”) to address certain technical corrections and implementation issues that have arisen. As of February 29, 2004, the Company has adopted FIN 46 or FIN 46R for all of its variable interests. For these variable interests, the Company has consolidated those VIEs (including financial asset-backed securitization, mortgage-backed securitization, collateral debt obligation, credit-linked note, structured note, municipal bond trust, equity-linked note and exchangeable trust entities) in which the Company is the primary beneficiary. In limited instances, the Company has deconsolidated VIEs for which it is not the primary beneficiary as a result of the adoption of FIN 46R. This is further discussed in Note 6 with respect to statutory trusts that had issued Capital Securities. The effect of adopting FIN 46 and FIN 46R did not have a material effect on the Company’s condensed consolidated results of operations or condensed consolidated financial position. As of May 31, 2004, the Company will apply FIN 46R to those variable interests that were previously accounted for under FIN 46.

Institutional Securities. At February 29, 2004, in connection with its Institutional Securities business, the aggregate size of VIEs, including financial asset-backed securitization, mortgage-backed securitization, collateralized debt obligation, credit-linked note, structured note, municipal bond trust, equity-linked note and exchangeable trust entities, for which the Company was the primary beneficiary of the entities was approximately $3.1 billion, which is the carrying amount of the consolidated assets recorded as Financial instruments owned that are collateral for the entities’ obligations. The nature and purpose of these entities that the Company consolidated were to issue a series of notes to investors that provide the investors a return based on the holdings of the entities. These transactions were executed to facilitate client investment objectives. The structured note, equity-linked note, certain credit-linked note, mortgage-backed securitization, certain financial asset-backed securitization and municipal bond transactions also were executed as a means of selling financial assets. The Company retained either the entire class or a majority of the class of subordinated notes or entered into a derivative instrument with the VIE and as a result bears the majority of the expected losses or receives a majority of the expected residual returns of the entities. The Company consolidates these entities, in accordance with its consolidation accounting policy, and as a result eliminates all intercompany transactions, including derivatives and other intercompany transactions such as fees received to underwrite the notes or to structure the transactions. The Company accounts for the assets held by the entities as Financial instruments owned and the liabilities of the entities as financings. For those liabilities that include an embedded derivative, the Company has bifurcated such derivative in accordance with SFAS No. 133, as amended by SFAS No. 149. The beneficial interests of these consolidated entities are payable solely from the cash flows of the assets held by the VIE.

At February 29, 2004, also in connection with its Institutional Securities business, the aggregate size of the entities for which the Company holds significant variable interests, which consist of subordinated and other classes of beneficial interests, limited partnership investments and secondary guarantees, was approximately $14.5 billion. The Company’s variable interests associated with these entities, primarily credit-linked note, loan and bond issuing, financial asset-backed securitization, mortgage-backed securitization, collateralized debt obligation and affordable housing tax credit fund entities, were approximately $8.7 billion consisting primarily of senior beneficial interests, which represent the Company’s maximum exposure to loss at February 29, 2004. The Company may hedge the risks inherent in its variable interest holdings, thereby reducing its exposure to loss. The Company’s maximum exposure to loss does not include the offsetting benefit of any financial instruments that the Company utilizes to hedge these risks.

Investment Management. At February 29, 2004, in connection with its Investment Management business, where the Company is the asset manager for collateralized bond and loan obligation entities, the Company was neither the primary beneficiary of nor held any significant variable interests in such VIEs due to the modification of the treatment of fees paid to a decision maker under FIN 46R. FIN 46 included a requirement that expected residual returns include the total amount of fees on a gross basis paid to decision makers instead of including only the variability in such fees as is the guidance in FIN 46R.

The Company purchases and sells interests in entities that may be deemed to be VIEs in the ordinary course of its business. As a result of these activities, it is possible that such entities may be consolidated and deconsolidated at various points in time. Therefore, the Company’s variable interests included above may not be held by the Company at the end of future quarterly reporting periods.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Guarantees.

FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or nonoccurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

Derivative Contracts. Under FIN 45, certain derivative contracts meet the accounting definition of a guarantee, including certain written options, contingent forward contracts and credit default swaps. Although the Company’s derivative arrangements do not specifically identify whether the derivative counterparty retains the underlying asset, liability or equity security, the Company has disclosed information regarding all derivative contracts that could meet the FIN 45 definition of a guarantee. The maximum potential payout for certain derivative contracts, such as written interest rate caps and written foreign currency options, cannot be estimated as increases in interest or foreign exchange rates in the future could possibly be unlimited. Therefore, in order to provide information regarding the maximum potential amount of future payments that the Company could be required to make under certain derivative contracts, the notional amount of the contracts has been disclosed.

The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to such derivative contracts based on derivative notional amounts; rather the Company manages its risk exposure on a fair value basis. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company also manages its exposure to these derivative contracts through a variety of risk mitigation strategies, including, but not limited to, entering into offsetting economic hedge positions. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure. For further discussion of the Company’s derivative risk management activities, see Note 10 and “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A.

Financial Guarantees to Third Parties. In connection with its corporate lending business and other corporate activities, the Company provides standby letters of credit and other financial guarantees to counterparties. Such arrangements represent obligations to make payments to third parties if the counterparty fails to fulfill its obligation under a borrowing arrangement or other contractual obligation.

Liquidity Guarantees. The Company has entered into liquidity facilities with special purpose entities (“SPE”) and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities.

Market Value Guarantees. Market value guarantees are issued to guarantee return of principal invested to fund investors associated with certain European equity funds and to guarantee timely payment of a specified return to investors in certain affordable housing tax credit funds. The guarantees associated with certain European equity funds are designed to provide for any shortfall between the market value of the underlying fund assets and invested principal and a stipulated return amount. The guarantees provided to investors in certain affordable housing tax credit funds are designed to return an investor’s contribution to a fund and the investor’s share of tax losses and tax credits expected to be generated by a fund.

The table below summarizes certain information regarding these guarantees at February 29, 2004:

	Maximum Potential Payout/Notional
	Years to Maturity
Type of Guarantee	Less than 1	1-3	3-5	Over 5	Total	Carrying Amount	Collateral/ Recourse
	(dollars in millions)
Derivative contracts	$372,991	$190,030	$211,986	$152,297	$927,304	$17,845	$112
Standby letters of credit and other financial guarantees	338	180	63	27	608	5	128
Market value guarantees	12	18	251	296	577	36	44
Liquidity facilities	—	490	49	144	683	—	—

Indemnities. In the normal course of its business, the Company provides standard indemnities to counterparties for taxes, including U.S. and foreign withholding taxes, on interest and other payments made on derivatives, securities and stock lending

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

transactions, certain annuity products and other financial arrangements. These indemnity payments could be required based on a change in the tax laws or change in interpretation of applicable tax rulings. Certain contracts contain provisions that enable the Company to terminate the agreement upon the occurrence of such events. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. The Company has not recorded any contingent liability in the condensed consolidated financial statements for these indemnifications and believes that the occurrence of any events that would trigger payments under these contracts is remote.

Exchange/Clearinghouse Member Guarantees. The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. While the rules governing different exchange or clearinghouse memberships vary, in general the Company’s guarantee obligations would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the condensed consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

General Partner Guarantees. As a general partner in certain private equity and real estate partnerships, the Company receives distributions from the partnerships according to the provisions of the partnership agreements. The Company may, from time to time, be required to return all or a portion of such distributions to the limited partners in the event the limited partners do not achieve a certain return as specified in various partnership agreements, subject to certain limitations. The maximum potential amount of future payments that the Company could be required to make under these provisions at February 29, 2004 was $122 million. As of February 29, 2004, the Company’s liability for distributions that the Company has determined it is probable it will be required to refund based on the applicable refund criteria specified in the various partnership agreements was $63 million.

Securitized Asset Guarantees. As part of the Company’s Institutional Securities and Credit Services securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met, and to the extent the Company has acquired such assets to be securitized from other parties, the Company seeks to obtain its own representations and warranties regarding the assets. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. Also, in connection with originations of residential mortgage loans under the Company’s FlexSource® program, the Company may permit borrowers to pledge marketable securities as collateral instead of requiring cash down payments for the purchase of the underlying residential property. Upon sale of the residential mortgage loans, the Company may provide a surety bond that reimburses the purchasers for shortfalls in the borrowers’ securities accounts up to certain limits if the collateral maintained in the securities accounts (along with the associated real estate collateral) is insufficient to cover losses that purchasers experience as a result of defaults by borrowers on the underlying residential mortgage loans. The Company requires the borrowers to meet daily collateral calls to ensure the marketable securities pledged in lieu of a cash down payment are sufficient. At February 29, 2004, the maximum potential amount of future payments the Company may be required to make under its surety bond was $196 million. The Company has not recorded any contingent liability in the condensed consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees. In connection with its Credit Services business, the Company owns and operates merchant processing services in the U.S. related to its general purpose credit cards. As a merchant processor in the U.S. and an issuer of credit cards in the U.K., the Company is contingently liable for processed credit card sales transactions in the event of a dispute between the cardmember and a merchant. If a dispute is resolved in the cardmember’s favor, the Company will credit or refund the amount to the cardmember and charge back the transaction to the merchant. If the Company is unable to collect the amount from the merchant, the Company will bear the loss for the amount credited or refunded to the cardmember. In most instances, a payment requirement by the Company is unlikely to arise because most products or services are delivered when purchased, and credits are issued by merchants on returned items in a timely fashion. However, where the product or service is not provided until some later date following the purchase, the likelihood of payment by the Company increases. The maximum potential amount of future payments related to this contingent liability is estimated to be the total cardmember sales transaction volume to date that could qualify as a valid disputed transaction under the Company’s merchant processing network and cardmember agreements; however, the Company believes that this amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. For example, the Company processes cardmember transactions for airline ticket purchases. In the event an airline ceases operations, the Company could be contingently liable to its cardmembers for refunds of the ticket purchase prices. The maximum potential amount of future payments related to this contingent liability is estimated to be the total cardmember airline ticket transaction volume as of February 29, 2004 to the extent that such travel has not yet occurred.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the quarter ended February 29, 2004, the Company incurred losses related to merchant chargebacks of $1 million and processed aggregate credit card transaction volume of $24.2 billion. The amount of the liability related to the Company’s credit cardmember merchant guarantee was not material at February 29, 2004. The Company mitigates this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchants that are considered higher risk due to various factors such as time delays in the delivery of products or services. At February 29, 2004, the Company had settlement withholdings and escrow deposits of $37 million.

Other. The Company may, from time to time, in its role as investment banking advisor, be required to provide guarantees in connection with certain European merger and acquisition transactions. If required by the regulating authorities, the Company provides a guarantee that the acquirer in the merger and acquisition transaction has or will have sufficient funds to complete the transaction and would then be required to make the acquisition payments in the event the acquirer’s funds are insufficient at the completion date of the transaction. These arrangements generally cover the time frame from the transaction offer date to its closing date and therefore are generally short-term in nature. The maximum potential amount of future payments that the Company could be required to make cannot be estimated. The likelihood of any payment by the Company under these arrangements is remote given the level of the Company’s due diligence associated with its role as investment banking advisor. There were no such arrangements outstanding at February 29, 2004.

14. Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants. The Company accounts for these investments under the equity method of accounting. The Company’s share of the operating losses generated by these investments is recorded within Losses from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Company’s Provision for income taxes. The synthetic fuel produced qualifies for tax credits based on Section 29 of the Internal Revenue Code. Under Section 29, tax credits are not available for synthetic fuel produced after 2007. In the quarters ended February 29, 2004 and February 28, 2003, the Company recorded Losses from unconsolidated investees of $93 million and $34 million, respectively. These losses were more than offset by tax credits of $104 million and $47 million in the quarters ended February 29, 2004 and February 28, 2003, respectively, and tax benefits on the losses of $31 million and $14 million in the quarters ended February 29, 2004 and February 28, 2003, respectively.

15. Employee Benefit Plans.

The Company maintains various pension and benefit plans to eligible employees (see Note 15 to the consolidated financial statements for the fiscal year ended November 30, 2003 included in the Form 10-K/A).

The components of the Company’s net periodic benefit expense were as follows:

	Three Months Ended
	February 29, 2004	February 28, 2003
	(dollars in millions)
Service cost, benefits earned during the period	$28	$29
Interest cost on projected benefit obligation	33	31
Expected return on plan assets	(32)	(29)
Net amortization and other	6	7

Net periodic benefit expense	$35	$38

16. Aircraft.

Aircraft Held for Sale.

The carrying value at February 29, 2004 of aircraft subsequently classified as held for sale was $157 million (see Note 19). The Company’s aircraft leasing business is included in the Institutional Securities business segment. The loss from discontinued operations in the quarter ended February 28, 2003 included a $19 million charge to adjust the carrying value of previously impaired aircraft to market value (see “Aircraft Impairment” below).

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aircraft Impairment.

The Company uses “market value” estimates provided by independent appraisers to estimate fair value for its impaired aircraft. Prior to fiscal 2003, the Company had used “base value” estimates provided by independent appraisers to estimate the fair value of its impaired aircraft. Accordingly, during the first quarter of fiscal 2003, the Company recorded a non-cash pre-tax charge of $36 million (of which $19 million is included in loss/(gain) from discontinued operations) to adjust the carrying value of previously impaired aircraft to “market value.” The charge (excluding the portion attributable to discontinued operations) is reflected in Other expenses in the Company’s condensed consolidated statements of income for the quarter ended February 28, 2003. The results of the aircraft financing business are included in the Company’s Institutional Securities business segment.

In accordance with SFAS No. 144, the Company’s aircraft are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an aircraft may not be recoverable. The Company reviewed the carrying value of its aircraft portfolio for impairment during the second quarter of fiscal 2003 given the difficult conditions existing in the commercial aircraft industry at the time, including the adverse impact of the military conflict in Iraq, the outbreak of Severe Acute Respiratory Syndrome and the bankruptcy of several airlines. The Company believes that there have not been any events or changes in circumstances within its aircraft business or in the market conditions of the industry since the second quarter of fiscal 2003 that would indicate that the carrying value of its aircraft has been further impaired and, accordingly, an additional review for impairment has not been required since that date.

In the second quarter of fiscal 2003, the Company tested each of its aircraft for impairment by comparing each aircraft’s projected undiscounted cash flows to its respective carrying value. For each aircraft for which impairment was indicated (because the projected undiscounted cash flows were less than the carrying value), the Company adjusted the carrying value of each aircraft to its fair value, if lower than carrying value. To determine each aircraft’s fair value, the Company used market value estimates provided by independent appraisers (BK Associates, Inc., Morten Beyer & Agnew, Inc. and Airclaims Limited). As a result of this review, the Company recorded a non-cash pre-tax asset impairment charge of $287 million (of which $16 million is included in loss/(gain) from discontinued operations) based on the average market value provided by independent appraisers in the second quarter of fiscal 2003. The impairment charge (excluding the portion attributable to discontinued operations) is included within Other expenses in the condensed consolidated statement of income.

The Company had followed a valuation methodology designed to align the changes in projected undiscounted cash flows for impaired aircraft with the change in carrying value of such aircraft. Under this methodology, the Company calculated the $36 million impairment charge in the first quarter of fiscal 2003 using the highest portfolio valuation provided by the appraisers and calculated the $287 million impairment charge recorded in the second quarter of fiscal 2003 based on the average of the three appraisal values. The Company has determined that future impairment charges, if required, will be based upon the average market appraisal values from independent appraisers. If the average market appraisal values had been used to measure impairment in each of the prior quarters in which impairment was recognized, pre-tax income (including both continuing and discontinued operations) would have differed as follows:

Change in Pre-tax Income Increase (Decrease)
(dollars in millions)
Quarter ended:
November 30, 2001	$(70.9)
February 28, 2002	1.0
May 31, 2002	1.5
August 31, 2002	(71.9)
November 30, 2002	2.7
February 28, 2003	38.3
May 31, 2003	97.0

Aggregate difference	$(2.3)

If the Company chose to liquidate its entire fleet ($4.2 billion carrying value at February 29, 2004, excluding those aircraft that were classified as held for sale) at this time, which is not currently contemplated, the Company believes that, given current market conditions and based upon the range of values provided by independent appraisers at the last impairment date (May 31, 2003), it

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

could be forced to accept a value for its entire fleet that is substantially lower (up to approximately 30%) than the carrying value of the fleet. The Company has not recorded an impairment charge of this magnitude because at the last impairment date, there was no indication of impairment for the majority of the individual aircraft as their projected undiscounted cash flows exceeded their respective carrying values.

17. Subsequent Event – Business Acquisition.

On April 6, 2004, Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of the Company, announced the signing of a definitive merger agreement pursuant to which the Company would acquire Barra, Inc. (“Barra”), a global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. The acquisition price will be $41.00 per share in cash, or an aggregate consideration of approximately $816 million. Barra’s operations will be combined with MSCI following the close of the transaction, which has been approved by the Boards of Directors of both the Company and Barra. The transaction is currently expected to close during the third or fourth quarter of fiscal 2004, subject to regulatory and Barra shareholder approval, and customary closing conditions.

18. Restatement Relating to Fiscal 2003 Interim Compensation and Benefits Expense.

Subsequent to the issuance of the February 28, 2003 condensed consolidated financial statements, the Company determined the need to adjust the timing of the recognition of expense related to equity-based compensation awards during fiscal 2003 in connection with the Company’s adoption, effective December 1, 2002, of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Prior to the Company’s adoption of SFAS No. 123 in fiscal 2003, the Company recorded compensation expense for equity-based awards in accordance with Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.” APB 25 states that equity-based awards should be expensed based upon the period or periods during which an employee performs services, and that the service period or periods should be inferred from the award terms or from the past pattern of granting awards in the absence of a stated service period. Based upon the terms of the Company’s pre-fiscal 2003 equity-based awards, which did not state a service period, and the past pattern of granting such awards, the Company determined that the appropriate service period under APB 25 was the year of grant, and accordingly recognized 100% of the compensation expense for equity-based awards in such year. In accordance with APB 28, “Interim Financial Reporting,” the Company accrued the estimated expense of the equity-based awards on a quarterly basis to reflect the interim periods’ portion of the annual costs.

The Company adopted SFAS No. 123 effective December 1, 2002. In the absence of a defined service period, SFAS No. 123 presumptively defines the service period (over which compensation costs should be recognized) as the vesting period. In the third quarter of fiscal 2003, the Company revised its equity-based compensation program (including extending the vesting period by an additional year for half of the awards), and determined that under SFAS No. 123 the service period for fiscal 2003 awards would be three and four years (depending upon the vesting provisions of the awards). As specified under the terms of the Company’s fiscal 2003 awards, the service period included the year of grant and the subsequent vesting periods.

In the first and second quarters of fiscal 2003, the Company continued to accrue compensation expense on the basis that equity-based awards would be expensed in the year of grant. In the third quarter of fiscal 2003, the Company determined that the expense recognized in the first and second quarters of fiscal 2003 should have been recognized over the longer service period. The Company reflected a cumulative adjustment to its compensation accruals for the three and nine month periods ended August 31, 2003 in the third quarter of fiscal 2003. Subsequently, after discussions with the accounting staff of the Securities and Exchange Commission, the Company determined that with the adoption of SFAS No. 123, it should have begun to amortize the expense related to equity-based awards over a longer service period beginning in the first quarter of fiscal 2003.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the restatement for the three months ended February 28, 2003:

	Three Months Ended
	February 28, 2003(1)	February 28, 2003(1)
	(Previously Reported)	(Restated)
	(dollars in millions, except per share data)
Compensation and benefits expense	$2,549	$2,364

Total non-interest expenses	$4,029	$3,844

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$1,446	$1,631

Provision for income taxes	$473	$533

Net income	$905	$1,030

Earnings per common share:
Basic	$0.84	$0.95

Diluted	$0.82	$0.94

(1)	See Note 19 for a discussion of discontinued operations.

19. Discontinued Operations.

In the third quarter of fiscal 2004, the Company determined that certain of its aircraft were subject to probable sale and, accordingly, these aircraft have been designated as “held for sale” under SFAS No. 144. The revenues and expenses associated with these aircraft have been classified as discontinued operations for all periods presented. The gain/(loss) from discontinued operations for the three month periods ended February 29, 2004 and February 28, 2003 was $2 million and $(12) million, respectively.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Morgan Stanley:

We have reviewed the accompanying condensed consolidated statement of financial condition of Morgan Stanley and subsidiaries as of February 29, 2004, and the related condensed consolidated statements of income, comprehensive income and cash flows for the three-month periods ended February 29, 2004 and February 28, 2003. These condensed consolidated financial statements are the responsibility of the management of Morgan Stanley.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18, the February 28, 2003 condensed consolidated financial statements have been restated.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Morgan Stanley and subsidiaries as of November 30, 2003, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for the fiscal year then ended included in this Current Report on Form 8-K for the fiscal year ended November 30, 2003; and, in our report dated February 23, 2004, (October 27, 2004 as to the effects of discontinued operations discussed in Note 26) (which report contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123,” in 2003), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of November 30, 2003 is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 6, 2004

(October 13, 2004, as to the effects of the restatement discussed in Note 18)

(October 27, 2004, as to the effects of discontinued operations discussed in Note 19)

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